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                                                                    EXHIBIT 5

                          [ARNSTEIN & LEHR LETTERHEAD]



                                 May 8, 1997


Cotter & Company
8600 West Bryn Mawr Avenue
Chicago, Illinois 60631-3505

                            Re:  Registration Statement on Form S-2

Gentlemen:

     We refer to the Registration Statement on Form S-2 being filed by Cotter & Company, a Delaware corporation (hereinafter referred to as the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, pertaining to the registration of $50,000,000 principal amount of the Company's Variable Denomination Floating Rate Demand Notes (the "Notes").

     The Notes will be issued and sold directly by the Company in the minimum amount of $250 for cash. Notes will be sold only to members of the Company holding Class A Common Stock and holders of certain Variable Denomination Fixed Rate Redeemable Term Notes of the Company.

     Based upon our examination, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     2. The proposed offering of $50,000,000 principal amount of the Notes has been duly authorized and when sold as contemplated the Notes will be legally issued, valid and binding obligations of the Company.
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Cotter & Company
May 8, 1997
Page 2



     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the related Prospectus as counsel for the Company who have passed upon the legalities of the securities registered thereunder.

                                        Sincerely,



                                        Amstein & Lehr